UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  01/25/2005

Fortune Brands, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-9076

DE	13-3295276
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

300 Tower Parkway, Lincolnshire, IL 60069
(Address of Principal Executive Offices, Including Zip Code)

847-484-4400
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Annual Executive Incentive Bonus

On January 25, 2005, the Compensation and Stock Option Committee (the "Committee") of the Board of Directors approved awards under the Company's Annual Executive Incentive Compensation Plan for 2004. The Plan covers officers of the Company holding the office of Vice President or a more senior office.

At the beginning of 2004, the Committee established as a performance goal an incentive pool of 2.5% of adjusted net income (defined generally as the Company's net income from continuing operations) and allocated a percentage of the pool to each participant in the plan. The Committee set a target bonus of 90% of base salary for the Chairman and Chief Executive Officer, 55% of base salary for the Senior Vice President and Chief Financial Officer, 50% of base salary for other Senior Vice Presidents and from 35% to 45% of base salary for Vice Presidents. The Committee determines the actual bonuses, which generally range from 0% to 200% of the target bonus amount, based primarily on the Company's financial performance, but in no event can bonuses exceed a participant's allocated percentage of the pool.

The Committee has certified that adjusted net income for 2004 was $705.4 million and therefore the maximum bonus pool allocable is $17.634 million. The Committee determined actual bonus awards based primarily on earnings per share growth targets. A total of $4.004 million of the allowable incentive pool was utilized.

Long-Term Incentive Plan

On January 25, 2005, the Committee also certified to the achievement of performance goals under the Company's Long-Term Incentive Plan for the performance period 2002-2004. In early 2002, the Committee granted performance awards to executive officers for the 2002-2004 performance period contingent upon the Company achieving specified average return on equity and cumulative diluted earnings per share targets over the performance period. In order for the Company to pay any performance awards, 90% or more of the targeted consolidated return on equity and cumulative diluted earnings per share must be achieved, in which event 50% of the target number of shares will be earned. The target number of shares are to be earned if 100% of the targeted consolidated return on equity and cumulative earnings per share are achieved. An additional amount of shares are payable if the targeted goals are exceeded, but the maximum number of shares paid will not exceed 150% of the target amount. The target number of shares for the Chairman and Chief Executive Officer was 40,000 shares, the target number of shares for the Senior Vice President and Chief Financial Officer was 16,500 shares and the target number of shares for other executive officers ranged from 3,000 to 10,500 shares.

The Committee determined that the Company exceeded the maximum financial targets established by the Committee at the beginning of the performance period and, therefore, 150% of the targeted amount was payable. The executive officers have the option to receive their performance share awards in cash if they have met the Company's goal for Company stock ownership.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Fortune Brands, Inc.

Date: January 28, 2005.	By:	/s/ Craig P. Omtvedt
Craig P. Omtvedt
Senior Vice President and Chief Financial Officer